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                                   EXHIBIT 3
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    Amendment No. 1 to the Agreement and Plan of Merger and Reorganization
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                             AMENDMENT NO. 1 TO THE
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                               DATED MAY 16, 2001

   This Amendment No. 1 (the "Amendment") is made as of June 1, 2001 by and among Credence Systems Corporation, a Delaware Corporation ("Parent"), Iguana Acquisition Corporation, an Oregon corporation ("Merger Sub") and wholly owned subsidiary of Parent, and Integrated Measurement Systems, Inc., an Oregon corporation ("Company"). This Amendment amends the Agreement and Plan of Merger and Reorganization dated May 16, 2001, among Parent, Merger Sub and the Company (the "Merger Agreement"). Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Merger Agreement.

   WHEREAS, Parent, Merger Sub and the Company have entered into the Merger Agreement and Parent, Merger Sub and the Company mutually desire to amend the Merger Agreement in accordance with Section 7.4 thereof;

   NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

     1. Section 1.6(c) is deleted in its entirety and the following is substituted in lieu thereof:

       "(c) Company Stock Option Plans and Company ESPP. At the Effective Time, Company's 1995 Stock Incentive Plan, 1995 Stock Option Plan for Non-Employee Directors and 2000 Nonqualified Stock Option Plan (collectively the "Company Stock Option Plans"), the Company ESPP (as defined below) and all options to purchase Company Common Stock then outstanding under the Company Stock Option Plans and all obligations of Company under the Company ESPP shall be assumed by Parent in accordance with Section 5.9."

     2. The 11th and 12th sentences of Section 2.2 which state "The current "Offering Period" (as defined in the Company ESPP) commenced under the Company ESPP on February 1, 2000 and will end on the date provided for in
  Section 5.9(c), and except for the purchase rights granted on such commencement date to participants in the current Offering Period, there are no other purchase rights or options outstanding under the Company ESPP. The terms of the Company ESPP permit the Company to shorten and terminate Offering Periods without the consent or approval of participants in the ESPP, shareholders, or otherwise." are deleted in their entirety and the following is substituted in lieu thereof:

       "The current "Offering Period" (as defined in the Company ESPP) commenced under the Company ESPP on February 1, 2000 and will end on January 31, 2002, and except for the purchase rights granted on such commencement date to participants in the current Offering Period, there are no other purchase rights or options outstanding under the Company ESPP."

     3. Section 2.14(j) is hereby deleted in its entirety.

     4. Section 5.9(c) is hereby deleted in its entirety and the following is substituted in lieu thereof:

       "(c) Outstanding options under the Company ESPP shall be assumed by the Parent and shall be exercised on January 31, 2002, for Parent Common Stock. For purposes of such exercise, the per share Purchase Price for a Participant, as such terms are defined in the Company ESPP, is an amount equal to 85% of (i) the fair market value of a share of Company Common Stock on the Participant's Enrollment Date, divided by the Exchange Ratio and rounded up to the nearest whole cent, or (ii) the fair market value of a share of Parent Common Stock on January 31, 2002, whichever is lower. The number of whole shares purchased by each Participant will be based on the total amount of payroll deductions accumulated for each Participant and retained in each Participant's account divided by the Participant's Purchase Price, as adjusted above. The Company ESPP shall terminate on January 31, 2002, immediately following the purchase. Company employees who meet the eligibility requirements for participation in the Parent Employee Stock Purchase Plan shall be eligible to begin

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    participation in the Parent Employee Stock Purchase Plan as of the
    first Semi-Annual Entry Date, as such term is defined in the Parent Employee Stock Purchase Plan, after January 31, 2002."

     5. Section 5.10 is hereby deleted in its entirety and the following is substituted in lieu thereof:

       "5.10 Form S-8. Parent agrees to file, no later than 30 business days after the Closing (provided, that, Parent has received within 10 business days after the Closing all option documentation it requires relating to the outstanding options), a registration statement on Form S-8 under the Securities Act covering the shares of Parent Common Stock issuable pursuant to outstanding options and outstanding purchase rights granted to individuals, for which a Form S-8 registration statement is available hereto, under the Company Stock Option Plans and Company ESPP assumed by Parent pursuant to this Agreement. Company shall cooperate and assist Parent with the preparation of such registration statement."

     6. Each of the parties hereto shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

     7. Except as amended by this Amendment, all of the terms and conditions of the Merger Agreement remain in full force and effect in all respects and, except to the extent the context of the Merger Agreement otherwise requires, each reference in the Merger Agreement to the Agreement shall be deemed to refer to the Merger Agreement as amended hereby.

     8. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws (except for matters required to be governed by, and construed in accordance with, the corporate law of Delaware or Oregon (as applicable)).

     9. This Amendment may be signed in original or by fax in counterparts, each of which will be deemed to be an original, and the counterparts together will constitute one complete document.

                           [signature page follows.]

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   IN WITNESS WHEREOF, Company, Parent and Merger Sub have caused this
Amendment to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                          Credence Systems Corporation

                                              /s/ John R. Detwiler
                                          By: _________________________________
                                          Name: John R. Detwiler
                                          Title: Senior V.P. & CFO

                                          Integrated Measurement Systems, Inc.

                                              /s/ Keith L. Barnes
                                          By: _________________________________
                                          Name: Keith L. Barnes
                                          Title: Chairman & CEO

                                          Iguana Acquisition Corporation

                                              /s/ John R. Detwiler
                                          By: _________________________________
                                          Name: John R. Detwiler
                                          Title: CFO

                          SIGNATURE PAGE TO AMENDMENT
               TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

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